OPTION AGREEMENT

THIS OPTION AGREEMENT ("**Agreement**") is entered into effective as of March 17, 2014 ("**Effective Date**") by and between LT Land Group, L.L.C., a special purpose Utah limited liability company ("**LT**") and Richfield Oil & Gas Company, a Nevada corporation ("**Richfield**").

RECITALS

A. Richfield has acquired and is in the process of developing three proprietary oil and gas prospects located in Juab and Sanpete Counties, Utah, sometimes referred to as its HUOP Freedom Trend, Independence and Liberty Projects ("**Central Utah Projects**").

B. Richfield does not have an in-house land department with the experience or capacity to effectively manage the acquisition of additional oil and gas leases in the areas comprising and surrounding the Central Utah Projects ("**Leases**").

C. LT was formed for the special purpose of providing experienced land and title staffing and additional financial resources for acquiring these Leases, with the consent and assistance of Richfield, in exchange for the grant to Richfield of an exclusive option to purchase the Leases on the terms and conditions provided in this Agreement.

AGREEMENT

IN CONSIDERATION of the sum of Ten dollars ($10.00) and the additional consideration described below, the receipt and adequacy of which are acknowledged, and intending to be legally bound, LT and Richfield agree as follows:

1. Initial Consideration. LT acknowledges receipt of the following as initial consideration for this Agreement:

   a. 24,000 restricted shares of Richfield's common stock issued to Joseph P. Tate, a former member of LT, on April 15, 2014 (valued at $0.25/share);

   b. $8,500.25 paid by Richfield on May 20, 2014, at the direction of LT, to the escrow account established by Richfield and LT with DKD Consulting, L. L.C. (IOLTA Trust Account) for the purpose of funding acquisition of the Leases ("**Escrow Account**"); and

   c. $8,139.00 paid by Richfield on June 6, 2014, at the direction of LT Land, to the Escrow Account.

2. Additional Consideration. LT further acknowledges that as additional consideration for this Agreement, Richfield has and continues to provide LT Land and its representatives with:

a. Access to Richfield's proprietary oil and gas leasing and title files, geological, data bases and personnel for purposes of identifying target leasing areas and providing background information on prior leasing activities in the areas surrounding Richfield's Central Utah Projects; and

b. Access to space in Richfield's offices, together with incidental printing, copying and mailing services in connection with the preparation of leasing and title documents, maps and other materials.

3. Advances; Maximum Principal Amount. Wendell Lew, Trustee of the Wendell Y. M. Lew Revocable Living Trust and the sole member of LT (**"Lew"**) has advanced certain funds to the Escrow Account (**"Advances"**) to fund the costs of initial bonus payments, title examination and other expenses incurred in connection with acquisition of the Leases by LT (**"Leasing Costs"**). Lew may, in his sole and absolute discretion, make additional Advances to the Escrow Account up to a maximum amount of one million dollars ($1,000,000).

4. Leasing Updates. LT will provide Richfield with periodic summaries of its leasing activities and Leasing Costs and will make its lease files and title materials available for review as reasonably requested by Richfield.

5. Purchase Option. LT grants Richfield, its designated wholly owned subsidiaries and its successor in interest by merger, the exclusive option to purchase all, but not less than all, of the Leases acquired by LT (**"Purchase Option"**), subject to Richfield's obligations under the Utah Overthrust Agreement dated August 26, 2004, as amended, and upon the terms and conditions set forth in this Agreement.

6. Option Period; Exercise. Richfield may, in its sole and absolute discretion, exercise the Purchase Option at any time from and after the Effective Date until and including June 30, 2015 (**"Termination Date"**). Richfield may exercise the Purchase Option, if at all, by delivering written notice of its election to LT on or before the Termination Date.

7. Exercise Price. If Richfield elects to exercise the Purchase Option, the purchase price will be the total amount advanced by LT for Leasing Costs incurred in connection with the Leases to be assigned, including without limitation all costs associated with preparing and recording the assignments of the Leases and ORRI's (as defined below), winding up its leasing activities and terminating the Escrow Account, *plus* an additional thirty-five percent (35%) (**"Exercise Price"**).

8. Form of Payment. If the weighted average trading price for the common stock of Richfield (or its successor by merger) during the ten (10) trading days immediately preceding the date of Richfield's notice of exercise is:

a. Less than $0.30/share, the entire amount of the Exercise Price will be paid in cash by wire transfer of immediately available funds to LT's designated account; OR
b. $0.30/share or greater, the entire amount of the Exercise Price will be paid in restricted shares of the common stock of Richfield (or its successor by merger), calculated at the fixed price of $0.30/share.

9. Lease NRI. If Richfield exercises its Purchase Option, the Leases will be assigned subject to:

a. The original landowner's royalty (12.5% of 8/8ths for leases from private parties and the United States Department of the Interior, Bureau of Land Management; 16.67% for leases from the State of Utah, School and Institutional Trust Lands Administration), *plus*

b. Overriding royalty interests ("**ORRI's**") aggregating 1.75% of 8/8ths reserved by LT for assignment to its designees.

c. With respect to Leases acquired within the boundaries of the HUOP AMI depicted on the map attached as Exhibit "A," an additional ORRI of 0.75% of 8/8ths previously sold to Lew by Richfield.

10. Title. LT will make its leasing and title files available for inspection and review by Richfield's representatives as reasonably requested prior to the Termination Date. Upon payment of the Exercise Price, LT will transfer all of its Lease files and title materials to Richfield. LT will maintain and warrant title to the Leases free and clear of all liens and encumbrances arising by, through or under LT, but not otherwise.

11. Notices. All notices under this Agreement will be hand delivered or sent by a recognized overnight delivery service providing a receipt. Notices sent by overnight delivery service will be deemed received on the date of delivery shown on the receipt.

All notices will be served as follows:

TO RICHFIELD:

Richfield Oil & Gas Company
175 South Main, Suite 900
Salt Lake City, UT 84111
Attn: Michael A. Cederstrom

TO LT:

LT Land Group, L.L.C.
c/o Wendell Lew, Trustee of the
Wendell Y.M. Lew Revocable Living Trust
1288 Ala Mona Blvd #26L
Honolulu, HI 96814

With a copy to:

LT Land Group, L.L.C.
c/o DKD Consulting, L.L.C., Manager
2018 Maple Grove Way
Bountiful, UT 84010

MISCELLANEOUS

12. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Utah, without regard to Utah's principles of conflicts of law. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts sitting in Salt Lake City, Utah, in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this agreement (each a "**Proceeding**"), and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such Proceeding may be heard and determined in such court. With respect to any such Proceeding, each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (1) any objection which it may now or hereafter have to the laying of venue, (ii) the defense of an inconvenient forum and (iii) any right to trial by jury.

13. If any provision of this Agreement or the application thereof to any person or in any circumstance is determined to be invalid, unlawful or unenforceable to any extent, the remainder of this Agreement will be unaffected and will continue to be valid and may be enforced to the fullest extent permitted by law.

14. This Agreement may only be modified in writing (other than by electronic communication) executed by both parties.

15. Neither party may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party. This Agreement will be binding upon the permitted assigns or transferees of each party.

16. A Memorandum of this Agreement may be placed of record in the appropriate counties.

17. This Agreement may be executed in two or more counterparts, each of which will be an original, with the same effect as if the signatures on each counterpart were upon the same document, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to these Escrow Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

EXECUTED to be effective as of the Effective Date.

LT LAND GROUP, L.L.C.

By: DKD Consulting, L.L.C, its Manager

By: ______________________
David K. Detton, Managing Member

RICHFIELD OIL & GAS COMPANY

By: ______________________
Michael A. Cederstrom,
General Counsel and Corporate Secretary